EXHIBIT 99.1

Wendy’s/Arby’s Group Reports 4th Quarter and Full-Year 2009 Results

Company Produced Strong Adjusted EBITDA Growth and Cash Flow in 2009

Wendy’s Restaurant Margin Increased by 330 Basis Points in 2009

Arby’s Focusing on Turnaround Plans

Company Completes $120 million of $200 million Stock Repurchase Program

ATLANTA, March 4, 2010 – Wendy’s/Arby’s Group, Inc. (NYSE: WEN), the third largest quick-service restaurant company in the United States, today reported results for the fourth quarter and year ended January 3, 2010.

Roland Smith, President and Chief Executive Officer of Wendy’s/Arby’s Group, said: “In 2009, we achieved 16% growth in annual adjusted EBITDA1, despite the challenging economic environment.  We also produced a 330-basis point increase in Wendy’s® company-operated restaurant margin, significant G&A expense reductions and strong cash flow.  We are making great strides re-energizing our Wendy’s brand and we believe our fourth quarter same-store sales were among the strongest in the industry.  At Arby’s®, we are implementing a turnaround plan to improve customer traffic and sales.  Both of our brands focused on value menus in January 2010 and same-store sales improved as compared to the fourth quarter of 2009.  Also, we have completed $120 million of our $200 million stock repurchase program, and we are confident in the long-term growth prospects of our Company.”

Fourth Quarter Summary (14 weeks in 2009 vs. 13 weeks in 2008)
▪
Fourth quarter 2009 adjusted EBITDA, excluding pre-tax integration-related costs and non-recurring net charges of $20.7 million, was $103.3 million, and increased 38.9% as compared to 2008 fourth quarter adjusted EBITDA of $74.4 million, excluding pre-tax integration-related costs of $5.0 million.

▪	Consolidated revenues were $900.9 million in the fourth quarter of 2009.
▪
Fourth quarter 2009 net loss was $13.6 million, or $0.03 per share, including after-tax net special charges of $44.5 million, or $0.10 per share.  Fourth quarter 2008 net loss was $393.2 million, or $0.84 per share, including after-tax net special charges of $417.7 million, or $0.89 per share.

Full-Year 2009 Summary (53 weeks in 2009 vs. 52 weeks in 2008)
▪
2009 adjusted EBITDA, excluding pre-tax integration-related costs and non-recurring net charges of $40.8 million, was $425.2 million, and increased 15.9% as compared to pro-forma 2008 adjusted EBITDA of $366.9 million, excluding pre-tax integration-related costs of $8.3 million and special committee charges of $84.2 million.

▪	Consolidated revenues were $3.6 billion in 2009.
▪
2009 net income was $5.1 million, or $0.01 per share, including after-tax special charges of $84.7 million, or $0.18 per share. 2008 pro forma net loss was $492.0 million, or $1.05 per share, including after-tax special charges of $565.9 million, or $1.21 per share.

Full-Year 2010 Financial Outlook
“2010 will be a year of investing in our future growth.  At Wendy’s, we anticipate continued progress as we build on our ‘Real’ brand positioning and focus on remodeling our restaurants.  We are also investing in our breakfast initiative at Wendy’s and expanding it to additional markets,” Smith said.

1 See reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results detailed on page 8.

“At Arby’s, we have established a turnaround plan for the brand to rebuild customer traffic and sales.  Our initiatives include expanding Arby’s value menu and investing in a significant remodeling program,” said Smith.  “At the same time, we plan to invest in our international business to substantially grow in key markets outside of North America.

“Due to the incremental cost of these investments, our better than expected progress in 2009 on Wendy’s margin growth and G&A expense reduction, and weak economic conditions, we expect modest adjusted EBITDA growth in 2010,” Smith said.  “Assuming the economy improves, we expect to return to mid-teens adjusted EBITDA growth in 2011.”

The Company’s 2010 outlook includes the following expectations:
▪
Adjusted EBITDA growth in the low to mid single-digits, excluding the effect of the 53rd week in 2009 and an incremental expense for Wendy’s breakfast program in 2010 to expand into additional markets.

▪	Positive same-store sales at Wendy’s.
▪	Negative same-store sales at Arby’s but improving on a year-over-year basis.
▪
Capital expenditures of approximately $165 million in 2010, up from approximately $102 million in 2009, which includes investments in 12 new company-owned Wendy’s restaurants and 100 remodels of company-owned restaurants at each brand (200 total remodels).

First Quarter 2010 Sales Trends
Wendy’s North American company-operated same-store sales trends improved in early 2010 as the Company emphasized value with 99-cents Spicy Chicken™ nuggets and re-introduced its premium fish sandwich.  Wendy’s North America company-operated same-store sales increased 0.3% in January.

“We believe Wendy’s January sales were among the strongest in the restaurant industry,” said Smith.

Arby’s same-store sales trends also improved in early 2010 as the brand expanded its $1 value menu to more than 2,500 restaurants.  While sales improved more significantly during the three weeks supported by television advertising, for the full month of January North America company-operated same-store sales were -7.4% as compared to -12.6% in the fourth quarter of 2009.

Exceptionally severe weather and snow in the Central and Eastern portions of the U.S. have negatively impacted February sales trends at both brands and the industry overall.

Wendy’s Fourth Quarter 2009 Brand Summary
For the fourth quarter of 2009, Wendy’s total revenue was $630.2 million compared to revenue of $605.4 million in the fourth quarter a year ago, a year-over-year increase of $24.8 million due primarily to the effect of the additional week in the quarter offset by lower company same-store sales.
▪	Wendy’s North America systemwide same-store sales decreased 3.0%.
▪
Wendy’s North America company-operated same-store sales decreased 3.1%, excluding the effect of approximately 300 fewer Wendy’s restaurants serving breakfast, compared to the fourth quarter of 2008.  With the effect of breakfast removal, company-operated same-store sales decreased 4.1% compared to the fourth quarter a year ago.

▪	Wendy’s North America franchise same-store sales decreased 2.6%. Franchise sales were not materially impacted by changes in the number of restaurants serving breakfast.
▪
Wendy’s company-operated restaurant margin was 15.9% for the fourth quarter, compared to 11.7% in the fourth quarter of 2008, reflecting 420 basis points of improvement.  The year-over-year improvement was due to lower commodity costs (190 basis points) and operational improvements in food, labor and controllable costs, as well as price increases.

“At Wendy’s, we drove substantial operational improvements and increased fourth quarter margin growth significantly,” said Smith.  “Wendy’s 2009 fourth quarter same-store sales performance reflected tough economic trends, as well as our strong 2008 same-store sales comparison of +3.7%.  We improved sales trends throughout the quarter as we focused on effective value offerings, including our $2.99 Deluxe combo meals and 99-cents Spicy Chicken nuggets.”

Wendy’s Full-Year 2009 Brand Summary
For the full-year of 2009, Wendy’s total revenue was $2.4 billion compared to $2.4 billion a year ago on a pro-forma basis.
▪	Wendy’s North America systemwide same-store sales decreased 0.7%.
▪
Wendy’s North America company-operated same-store sales decreased 0.3%, excluding the effect of fewer Wendy’s restaurants serving breakfast, compared to 2008.  With the effect of breakfast removal, company-operated same-store sales decreased 1.7% compared to a year ago.

▪	Wendy’s North America franchise same-store sales decreased 0.3%. Franchise sales were not materially impacted by changes in the number of restaurants serving breakfast.
▪	Wendy’s company-operated restaurant margin was 14.9% as compared to 11.6% for pro-forma 2008, reflecting 330 basis points of improvement.
▪	Wendy’s ended 2009 with 6,541 restaurants, a net decrease of 89 units from the end of 2008, which includes the effect of closing 75 franchise restaurants in the Japanese market.

“For the full-year, restaurant margin improved 330 basis points, with no benefit from commodity costs, since costs were higher in the first half and lower in the second half of the year.  I am proud of our management team and restaurant operators for their excellent performance during 2009.  We are more than halfway to our three-year target of expanding Wendy’s margins by 500 basis points and I am confident that we can reach our goal,” Smith said.

Click here for recent photos and advertising of Wendy’s Premium fish fillet and Bacon & Blue burger:  www.wendysarbys.com/about/our-brands/wendysrestaurant

Arby’s Fourth Quarter 2009 Brand Summary
For the fourth quarter of 2009, Arby’s total revenue was $270.8 million compared to $291.1 million in the fourth quarter a year ago, a decrease of $20.3 million, which was primarily due to declines in same-store sales partially offset by the additional week in the quarter.
▪	Arby’s North America systemwide same-store sales decreased 11.0%.
▪	Arby’s North America company-operated same-store sales declined 12.6% and North America franchise same-store sales declined 10.2%.
▪
Arby’s company-operated restaurant margin was 14.2% in the fourth quarter of 2009, compared to 14.6% in the fourth quarter of 2008.  The year-over-year difference was due primarily to sales deleveraging offset by favorable commodity costs and a one-time benefit of $3.9 million (150 basis points).

“Arby’s fourth quarter same-store sales were lower than expected,” said Smith.  “Although consumers responded positively to the quality and variety in our $5.01 combo offerings, the promotion did not drive incremental traffic.  In January, we expanded our $1 value menu, which includes a Jr. Roast Beef, Curly Fries and Jr. Chicken Sandwich, among other items.  We were encouraged by same-store sales improvement in our media-supported markets and plan a systemwide expansion in April with national television advertising.”

Arby’s Full-Year 2009 Brand Summary
For the full-year of 2009, Arby’s total revenue was $1.1 billion compared to $1.2 billion for 2008.
▪	Arby’s North America systemwide same-store sales decreased 8.8%.
▪	Arby’s North America company-operated same-store sales declined 8.2% and North America franchise same-store sales declined 9.0%.
▪
Arby’s company-operated restaurant margin was 13.9% as compared to 16.1% for 2008, reflecting a decrease of 220 basis points.  The year-over-year difference was due primarily to sales deleveraging offset by favorable commodity costs and a one-time benefit of $3.9 million (40 basis points).

▪	Arby’s ended the year with 3,718 restaurants, a net decrease of 38 units from the end of 2008.

“As interim president of Arby’s, I will lead the brand’s turnaround efforts until we select a successor,” Smith said.   “Arby’s will re-emerge as a stronger brand as we focus our entire system on strategies to improve the customer experience, grow sales and expand store profits.”

Click here for photos and advertising of Arby’s everyday value offers: www.wendysarbys.com/about/our-brands/arbysrestaurant.

2009 Net Special Expense Charges
For the fourth quarter of 2009, the Company recorded net pre-tax special expense charges of approximately $71.7 million ($44.5 million after tax), including impairment charges, integration-related expenses, start-up expenses for the Wendy’s purchasing cooperative and pension withdrawal expense related to Wendy’s bakery, offset in part by the benefit from vacation policy standardization across the Company.

Full-year 2009 net pre-tax special charges were $138.2 million ($84.7 million after tax), including impairment charges, integration-related expenses, start-up expenses for the Wendy’s co-op, pension withdrawal expense related to the Wendy’s bakery, the favorable effect of vacation policy standardization, depreciation adjustments related to the allocation of the Wendy’s purchase price, and investment-related and other expenses.

2009 Cash Flow
For the full-year 2009, net cash from operating activities totaled $298.8 million.  Capital expenditures totaled $101.9 million.  Net cash provided by continuing operations, which included proceeds of $551.1 million from the issuance of Senior Notes, was approximately $505.3 million.  At year-end, cash and cash equivalents were $591.7 million, which provides significant financial flexibility.

Stock Repurchase
Since the Board of Directors authorized a stock repurchase program in 2009, the Company has repurchased 26.1 million common stock shares for approximately $120.2 million as of February 26, 2010, at an average price of $4.61 per share.  The Company has a total of $200 million authorized for common stock repurchases, of which $79.8 million remains available.

At the close of business on February 26, 2010, the Company had 443,829,031 shares of common stock outstanding.  The current common stock repurchase program will remain in effect through January 2, 2011, and will allow the Company to make repurchases as market conditions warrant.

Management to Host Conference Call Today – March 4, 2010
Management will host a conference call with slides to discuss its financial results today (March 4) at 11:00 a.m. ET.   Hosting the call will be Roland Smith, President and Chief Executive Officer; Steve Hare, Senior Vice President and Chief Financial Officer; and John Barker, Senior Vice President and Chief Communications Officer.

The conference call can be accessed live over the phone by dialing 877-572-6014 or for international callers by dialing 281-913-8524; and the slides can be accessed from the investor relations page of the Company’s website at www.wendysarbys.com.  A replay will be available two hours after the call and can be accessed by dialing 800-642-1687, or for international callers by dialing 706-645-9291; the conference ID for the replay is 55621175.  The replay will be available until midnight ET on Thursday, March 18, 2010.

The call and slides will also be webcast live from the investor relations page of the Company's website at www.wendysarbys.com.  The webcast and accompanying slides will be archived on the Company's website at www.wendysarbys.com.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc is the third largest quick-service restaurant company in the U.S. and includes Wendy’s International, Inc., the franchisor of the Wendy’s restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s restaurant system.  The combined restaurant systems include more than 10,000 restaurants in the United States and 24 countries and U.S. territories worldwide.

Forward-Looking Statements
This press release contains certain statements that are not historical facts, including, importantly, information concerning possible or assumed future results of operations of Wendy’s/Arby’s Group, Inc. and its subsidiaries (collectively “Wendy’s/Arby’s Group” or the “Company”).  Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; future domestic or international business development; future daypart expansion; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements.  For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.  Many important factors could affect our future results and could cause those results to differ materially from those expressed in, or implied by our forward-looking statements.  Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to: (1) changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home; (2) prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, increasing unemployment and decreasing consumer spending; (3) the ability to successfully integrate acquired businesses and to achieve related synergies, cost reductions and operational improvements; (4) cost and availability of capital; (5) cost fluctuations associated with food, supplies, energy, fuel, distribution or labor; (6) the financial condition of our franchisees; (7) conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; (8) the availability of suitable locations and terms for the development of new restaurants; (9) adoption of new, or changes in, laws, regulations or accounting policies and practices; (10) changes in debt, equity and securities markets; (11) changes in the interest rate environment; (12) goodwill and long-lived asset impairments; and (13) other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the SEC, including those identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.  In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is used by the Company as a performance measure for benchmarking against the Company’s peers and competitors.  The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry.  The Company also uses adjusted EBITDA, which excludes integration-related expenses included within general and administrative expense, start-up expenses for the Wendy’s purchasing co-op, facilities relocation and corporate restructuring expenses, pension withdrawal expense related to our bakery included within cost of sales, the benefit from vacation policy standardization and 2008 Wendy’s special committee charges, as an internal measure of business operating performance.  The Company believes adjusted EBITDA provides a meaningful perspective of the underlying operating performance of the Company’s current business.  EBITDA and adjusted EBITDA are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”).  Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way the Company calculates EBITDA or similarly titled financial measures and should not be considered as alternative measures of operating profit (loss) or net income (loss).

The Company’s presentation of EBITDA and adjusted EBITDA is not intended to replace the presentation of the Company’s financial results in accordance with GAAP.

Media and Investor Contacts:
John Barker at 678-514-6900 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Consolidated Statements of Operations1
Fourth Quarters and Years Ended January 3, 2010 and December 28, 2008

(In Thousands Except Per Share Amounts)	Fourth Quarters		Years1
	2009	2008	2009	2008
	14 weeks	13 weeks	53 weeks	52 weeks
	(Unaudited)		(Audited)
Revenues:
Sales	$802,872	$801,731	$3,198,348	$1,662,291
Franchise revenues	98,071	94,791	382,487	160,470
	900,943	896,522	3,580,835	1,822,761
Costs and expenses:
Cost of sales	682,009	697,217	2,728,484	1,415,534
General and administrative	132,180	125,610	452,713	248,718
Depreciation and amortization	46,882	39,549	190,251	88,315
Goodwill impairment	-	460,075	-	460,075
Impairment of other long-lived assets	51,024	3,582	82,132	19,203
Facilities relocation and corporate restructuring	2,125	3,101	11,024	3,913
Other operating expense, net	2,010	1,140	4,255	653
	916,230	1,330,274	3,468,859	2,236,411
Operating (loss) profit	(15,287)	(433,752)	111,976	(413,650)
Interest expense	(37,037)	(25,989)	(126,708)	(67,009)
Investment income (expense), net	842	6,249	(3,008)	9,438
Other than temporary losses on investments	-	(33,055)	(3,916)	(112,741)
Other income, net	1,220	5,329	1,523	2,710
Loss before income taxes from continuing operations	(50,262)	(481,218)	(20,133)	(581,252)
Benefit from income taxes	35,544	87,002	23,649	99,294
(Loss) income from continuing operations	(14,718)	(394,216)	3,516	(481,958)
Income from discontinued operations, net of income taxes	1,124	998	1,546	2,217
Net (loss) income	$(13,594)	$(393,218)	$5,062	$(479,741)

Diluted (loss) income per share:
Common stock	$ (0.03)	$(0.84)	$0.01	$(3.05)
Class B common stock	N/A	N/A	N/A	$(1.24)
Number of shares used to calculate diluted
(loss) income per share:
Common stock	459,390	468,802	466,687	137,669
Class B common stock	N/A	N/A	N/A	47,965

Balance Sheet Data:	Jan. 3, 2010	Dec. 28, 2008
Cash and cash equivalents2	$591,719	$90,090
Total assets	4,975,416	4,645,620
Long-term debt	1,500,784	1,081,151
Total stockholders’ equity	2,336,339	2,383,445

1The 2009 results include the effect of the merger between Triarc Companies, Inc. and Wendy's International, Inc. which was completed on September 29, 2008; however, the year ended December 28, 2008 only includes results for Wendy's International, Inc. from the date of the merger.  As a result of the merger, Wendy's became a wholly owned subsidiary of Triarc, Triarc changed its name to Wendy's/Arby's Group, Inc. and converted each outstanding share of Triarc’s Class B common stock into one share of Wendy’s/Arby’s Class A common stock.  In connection with the amendment and restatement of our Certificate of Incorporation, our Class A common stock is now referred to as Common Stock.

2Excludes restricted cash and cash equivalents.

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Calculation and Comparison of EBITDA and a Reconciliation of EBITDA to Net (Loss) Income

(In Thousands)	Fourth Quarters		Years
(Unaudited)	2009	2008	2009	Pro-forma1 2008
	14 weeks	13 weeks	53 weeks	52 weeks
EBITDA	$82,619	$69,454	$384,359	$274,414
Depreciation and amortization	(46,882)	(39,549)	(190,251)	(186,601)
Goodwill impairment	-	(460,075)	-	(460,075)
Impairment of other long-lived assets	(51,024)	(3,582)	(82,132)	(20,592)
Operating (loss) profit	(15,287)	(433,752)	111,976	(392,854)
Interest expense	(37,037)	(25,989)	(126,708)	(100,412)
Investment income (expense), net	842	6,249	(3,008)	15,560
Other than temporary losses on investments	-	(33,055)	(3,916)	(112,741)
Other income (expense), net	1,220	5,329	1,523	(714)
(Loss) before income taxes	(50,262)	(481,218)	(20,133)	(591,161)
Benefit from income taxes	35,544	87,002	23,649	96,918
(Loss) income from continuing operations	(14,718)	(394,216)	3,516	(494,243)
Income from discontinued operations, net of income taxes	1,124	998	1,546	2,217
Net (loss) income	$(13,594)	$(393,218)	$5,062	$(492,026)

Reconciliation of EBITDA to Adjusted EBITDA

(In Thousands)	Fourth Quarters		Years
(Unaudited)	2009	2008	2009	Pro-forma1 2008
	14 weeks	13 weeks	53 weeks	52 weeks
EBITDA	$82,619	$69,454	$384,359	$274,414
Plus: Integration costs in general and administrative (G&A)	5,387	1,857	16,598	1,857
Wendy’s purchasing co-op start-up costs in G&A	15,500	-	15,500	-
Facilities relocation and corporate restructuring	2,125	3,101	11,024	6,435
Pension withdrawal expense in cost of sales	4,975	-	4,975	-
Special committee charges	-	-	-	84,231
Benefit from vacation policy standardization in G&A	(3,339)	-	(3,339)	-
Benefit from vacation policy standardization in cost of sales	(3,925)	-	(3,925)	-
Adjusted EBITDA	$103,342	$74,412	$425,192	$366,937

Adjusted EBITDA Growth %	38.9%		15.9%

1Additional Information Online
The Company’s quarterly pro-forma data for 2008 is available online on the company’s website at http://ir.wendysarbys.com/phoenix.zhtml?c=67548&p=irol-reportsnongaap. The unaudited pro-forma financial information is based upon the historical consolidated financial statements of Wendy’s/Arby’s Group, Inc. (formerly Triarc Companies, Inc.) and Wendy’s International, Inc. and have been prepared to illustrate the effect of the merger in which Wendy’s became a wholly owned subsidiary of Wendy’s/Arby’s. The pro-forma results of operations are prepared on an “as if” basis assuming the merger with Wendy’s occurred at the beginning of 2008 and includes the effect of the finalized purchase price allocation.

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Selected Brand Financial Highlights

Wendy’s (Unaudited)	Fourth Quarters		Years
	2009	2008	2009	Pro-forma1 2008
	14 weeks	13 weeks	53 weeks	52 weeks
Systemwide same-store sales	-3.0%	3.7%	-0.7%	1.0%

Revenues: (In thousands)
Sales	$551,314	$530,843	$2,134,242	$2,148,056
Franchise revenues2	78,847	74,588	302,853	297,255
	$630,161	$605,431	$2,437,095	$2,445,311

Restaurant margin %2	15.9%	11.7%	14.9%	11.6%

Restaurant count:	Company-operated	Franchised	Systemwide
Restaurant count at September 27, 2009	1,395	5,213	6,608
Opened	2	22	24
Closed	(6)	(85)	(91)
Restaurant count at January 3, 2010	1,391	5,150	6,541

Arby’s (Unaudited)	Fourth Quarters		Years
	2009	2008	2009	2008
	14 weeks	13 weeks	53 weeks	52 weeks
Systemwide same-store sales	-11.0%	-8.5%	-8.8%	-4.3%

Revenues: (In Thousands)
Sales	$251,558	$270,888	$1,064,106	$1,131,448
Franchise revenues	19,224	20,203	79,634	85,882
	$270,782	$291,091	$1,143,740	$1,217,330

Restaurant margin % 3	14.2%	14.6%	13.9%	16.1%

Restaurant count:	Company-operated	Franchised	Systemwide
Restaurant count at September 27, 2009	1,165	2,574	3,739
Opened	12	13	25
Closed	(8)	(38)	(46)
Restaurant count at January 3, 2010	1,169	2,549	3,718

1The unaudited pro-forma financial information is based upon the historical consolidated financial statements of Wendy’s/Arby’s Group, Inc. (formerly Triarc Companies, Inc.) and Wendy’s International, Inc and have been prepared to illustrate the effect of the merger in which Wendy’s became a wholly owned subsidiary of Wendy’s/Arby’s. The pro-forma results of operations are prepared on an “as if” basis assuming the merger with Wendy’s occurred at the beginning of 2008 and includes the effect of the finalized purchase price allocation.
2The Wendy’s 2008 pro-forma results reflect adjustments to the franchise revenues and restaurant margin to conform to Wendy’s/Arby’s Group definitions. Restaurant margin is defined as sales from Company-owned restaurants (excluding sales from bakery items and kid’s meal promotion items to franchisees) less cost of sales (excluding costs from bakery items and kid’s meal promotion items), divided by sales.
3The Arby’s 2009 fourth quarter and full-year restaurant margin percentages includes the benefit from vacation policy standardization of $3.9 million.